Exhibit 99.1

BIOLASE REPORTS SIGNIFICANTLY IMPROVED REVENUE IN ITS SECOND QUARTER AS CONTINUED HIGH DEMAND FOR DENTAL LASERS FROM NEW CUSTOMERS FUELED GROWTH

Guides for Significant Revenue Growth Year-Over-Year in Third Quarter 2021

Foothill Ranch, Calif., August 12, 2021 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced its financial results for its second quarter ended June 30, 2021 and provided third quarter 2021 revenue guidance.

2021 Second Quarter Operating Highlights (all comparisons are on a year-over-year basis unless specified otherwise):

•
Net revenue grew 211% to $9.1 million:
o
Over 70% of U.S. laser sales came from new customers, continuing a positive trend
o
Over 35% of U.S. Waterlase sales came from dental specialists
•
Net revenue was 6% higher than the pre-pandemic revenues during the second quarter of 2019
•
Laser system sales increased 424%
•
Consumables and other revenue increased 173%
•
U.S. and international revenue increased 167% and 340%, respectively, as more dental practices were operating during the 2021 second quarter compared to the year-ago second quarter due to the COVID-19 pandemic
•
Gross margin was 44%, up 1,200 basis points, due to the higher year-over-year revenue, favorable revenue mix and higher average selling prices for products sold during the quarter
•
Net loss was $702,000 or $0.00 per share, compared to a net loss of $4.7 million or $0.12 per share a year ago
•
Maintained strong balance sheet, as cash and cash equivalents totaled $37.1 million at quarter end

"Our strong second quarter performance is due to rising demand for our industry-leading dental lasers as a result of our intensified focus on education and training, the increased safety our lasers provide to dentists and their patients, and the published studies highlighting the improved results our laser provides to treat perio-disease,” commented John Beaver, President and Chief Executive Officer.

“With over 70% of our U.S. laser sales being generated from new customers during the quarter, and over 35% of our U.S. Waterlase sales coming from dental specialists, it’s clear our messaging, marketing, educational and training efforts are bearing fruit.  However, I believe this is only the beginning because our industry-leading dental lasers provide a better standard of care for dental procedures. In addition, they ensure a safer environment for dental practitioners and patients by reducing aerosolization to mitigate the spread of infectious pathogens, such as COVID-19. Dental practitioners experienced a significant disruption to their business during the peak pandemic period. However, our lasers limit their exposure, from a health and business perspective, which was another contributing factor to our strong turnaround from one year ago."

"Our focus on educating and training dental specialists on the benefits of our lasers is already leading to increased adoption across these large and untapped markets. In fact, this momentum is giving us greater visibility into Q3, and we feel comfortable providing guidance regarding expected significant year-over-year improvement across our key performance metrics, including revenue and gross margin,” concluded Mr. Beaver.

2021 Second Quarter Financial Results

Net revenue for the second quarter of 2021 was $9.1 million, an increase of 211% compared to net revenue of $2.9 million for the second quarter of 2020, which was the quarter impacted the most by the COVID-19 pandemic as many dental practitioners were forced to suspend procedures. U.S. laser revenue was $3.3 million for the second quarter of 2021, up 299% when compared to U.S. laser revenue of $0.8 million for the second quarter of 2020. U.S. consumables and other revenue for the second quarter of 2021, which consists of revenue from consumable products such as disposable tips, increased 258% compared to the second quarter of 2020. Outside the U.S., laser revenue increased 806% to $2.5 million for the second quarter of 2021, compared to $0.3 million for the second quarter of 2020, and consumables and other revenue increased 85% year over year as recovery from the pandemic improved internationally.

Gross margin for the second quarter of 2021 was 44%, compared to 32% for the second quarter of 2020. The higher gross margin reflects the impact of the increase in revenues and increased average selling prices for products sold during the second quarter of 2021. Total operating expenses were $7.3 million for the second quarter of 2021, compared to $4.9 million for the second quarter of 2020. Operating loss for the second quarter of 2021, was $3.3 million, compared to an operating loss of $4.0 million in the second quarter of 2020. Net loss for the second quarter of 2021 was $702,000, or $0.00 per share, compared to a net loss of $4.7 million, or $0.12 per share, for the second quarter of 2020. The improvement in net loss for the quarter was favorably impacted by a $3.0 million gain due to the forgiveness of a Paycheck Protection Program loan during the quarter.

Cash, cash equivalents, and restricted cash totaled $37.3 million as of June 30, 2021.

Adjusted EBITDA – Use of Non-GAAP Measures

The Reconciliation of GAAP Net Loss to Adjusted EBITDA at the end of this news release provides the details of the Company's non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company's Adjusted EBITDA and Adjusted EBITDA per share.

Adjusted EBITDA loss for the second quarter of 2021 was $2.7 million, or $0.02 per share, compared to Adjusted EBITDA loss of $2.9 million, or $0.08 per share, for the second quarter of 2020.

2021 Third Quarter Revenue Guidance

The Company continues to experience high demand for its dental lasers and is currently forecasting revenue for the third quarter ending September 30, 2021, to be significantly above the year-ago third quarter despite the pent up demand the Company experienced in last year’s Q3 as procedure volume dramatically improved from historically low levels in the 2020 second quarter. Even though the third quarter of the year is seasonally our second weakest revenue quarter, we expect the third quarter of 2021 to approach revenues we achieved in the second quarter of 2021.

Conference Call Information

BIOLASE, Inc. will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the second quarter ended June 30, 2021, and to answer questions. For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is (800) 367-2403. For international participants outside the U.S./Canada, the dial-in number is (334) 777-6978. For all callers, refer to the Conference ID 9019839. To access the live webcast, visit the Investor Relations section of the BIOLASE website at www.biolase.com and see “Investor Events”.

An audio archive of the webcast will be available for 30 days on the Investor Relations section of the BIOLASE website.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE's products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE's proprietary laser products incorporate approximately 271 patented and 40 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE's innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE's principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. BIOLASE has sold over 41,200 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE's core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements, regarding the anticipated effects of our messaging, marketing, educational and training efforts; BIOLASE’s expected revenue, revenue growth and gross margin for the third quarter of 2021; and anticipated cash needs. Forward-looking statements can be identified through the use of words such as may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “guidance,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, the coronavirus (COVID-19) and the effects of the pandemic and actions taken in connection therewith, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the "Risk Factors" section of BIOLASE's most recent annual report filed on Form 10-K and quarterly report filed on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, President and Chief Executive Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com

Tables to Follow

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenue	$9,134	$2,938	$17,250	$7,721
Cost of revenue	5,093	1,997	10,469	5,427
Gross profit	4,041	941	6,781	2,294
Operating expenses:
Sales and marketing	3,311	2,093	6,864	4,797
General and administrative	2,779	2,137	6,134	5,147
Engineering and development	1,162	690	2,966	1,680
Loss on patent litigation settlement	72	—	161	—
Total operating expenses	7,324	4,920	16,125	11,624
Loss from operations	(3,283)	(3,979)	(9,344)	(9,330)
(Gain) Loss on foreign currency transactions	(69)	40	136	126
Interest expense, net	582	625	1,157	1,214
Gain on debt forgiveness	(3,014)	—	(3,014)	—
Non-operating (gain) loss, net	(2,501)	665	(1,721)	1,340
Loss before income tax provision (benefit)	(782)	(4,644)	(7,623)	(10,670)
Income tax provision (benefit)	(80)	53	(20)	34
Net loss	(702)	(4,697)	(7,603)	(10,704)
Other comprehensive loss items:
Foreign currency translation adjustments	65	74	(83)	56
Comprehensive loss	$(637)	$(4,623)	$(7,686)	$(10,648)

Net loss	$(702)	$(4,697)	$(7,603)	$(10,704)
Deemed dividend on convertible preferred stock	(6)	—	(538)	—
Net loss attributable to common stockholders	$(708)	$(4,697)	$(8,141)	$(10,704)

Net loss per share attributable to common stockholders:
Basic	$(0.00)	$(0.12)	$(0.06)	$(0.31)
Diluted	$(0.00)	$(0.12)	$(0.06)	$(0.31)
Shares used in the calculation of net loss per share:
Basic	150,665	37,990	142,693	34,709
Diluted	150,665	37,990	142,693	34,709

BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per share data)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$37,081	$17,564
Restricted cash	204	312
Accounts receivable, less allowance of $3,908 and $4,017 in 2021 and 2020, respectively	3,819	3,059
Inventory	12,715	11,157
Prepaid expenses and other current assets	1,521	3,018
Total current assets	55,340	35,110
Property, plant, and equipment, net	916	782
Goodwill	2,926	2,926
Right of use asset	1,842	1,976
Other assets	225	231
Total assets	$61,249	$41,025
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,502	$2,651
Accrued liabilities	6,461	6,667
Deferred revenue, current portion	2,056	1,905
Term loan, net of discount	700	—
Total current liabilities	12,719	11,223
Deferred revenue	333	374
Warranty accrual	507	384
Non current term loans, net of discount	12,703	16,186
Non current operating lease liability	1,602	1,774
Other liabilities	129	1,056
Total liabilities	27,993	30,997
Stockholders' equity:
Series F Preferred stock, par value $0.001 per share	35	118
Common stock, par value $0.001 per share	151	98
Additional paid-in capital	292,517	261,573
Accumulated other comprehensive loss	(468)	(385)
Accumulated deficit	(258,979)	(251,376)
Total stockholders' equity	33,256	10,028
Total liabilities, redeemable preferred stock and stockholders' equity	$61,249	$41,025

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(7,603)	$(10,704)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	176	488
Provision for bad debts	(79)	1,008
Inventory write-offs and disposals	(103)	—
Amortization of discount on lines of credit	84	74
Amortization of debt issuance costs	193	121
Patent litigation mark-to-market	161	—
Stock-based compensation	1,297	1,519
Gain on debt forgiveness	(3,014)	—
Changes in operating assets and liabilities:
Accounts receivable	(682)	3,633
Inventory	(1,455)	(937)
Prepaid expenses and other current assets	438	(14)
Accounts payable and accrued liabilities	471	(3,835)
Deferred revenue	108	(692)
Net cash and cash equivalents used in operating activities	(10,008)	(9,339)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(311)	(81)
Net cash and cash equivalents used in investing activities	(311)	(81)
Cash Flows from Financing Activities:
Proceeds from the sale of common stock	13,291	3,881
Proceeds from the sale of common stock warrants	—	3,031
Payments of equity offering costs	(6)	(991)
Borrowings on other long-term loans	—	3,140
Borrowings on credit facility	—	3,000
Repayment of credit facility	—	(3,000)
Fees paid for debt instruments	—	(50)
Proceeds from the exercise of common stock warrants	16,550	—
Payment of debt issuance costs	(24)	—
Net cash and cash equivalents provided by financing activities	29,811	9,011
Effect of exchange rate changes	(83)	57
Increase (decrease) in cash, cash equivalents and restricted cash	19,409	(352)
Cash, cash equivalents and restricted cash, beginning of period	17,876	6,101
Cash, cash equivalents and restricted cash, end of period	$37,285	$5,749
Supplemental cash flow disclosure:
Cash paid for interest	$886	$466
Cash received for interest	$29	$—
Cash paid for income taxes	$130	$26
Cash paid for operating leases	$263	$188
Non-cash accrual for capital expenditures	$—	$35
Non-cash settlement of liability	$510	$—
Non-cash right-of-use assets obtained in exchange for lease obligation	$48	$570
Warrants issued in connection with debt instruments	$—	$67

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization, loss on patent litigation settlement, stock-based and other non-cash compensation, debt forgiveness, and allowance for doubtful accounts. Management uses Adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.

Reconciliation of GAAP Net Loss to Adjusted EBITDA and

GAAP Net Loss Per Share to Adjusted EBITDA Per Share

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
GAAP net loss attributable to common stockholders	$(708)	$(4,697)	$(8,141)	$(10,704)
Deemed dividend on convertible preferred stock	6	—	538	—
GAAP net loss	$(702)	$(4,697)	$(7,603)	$(10,704)
Adjustments:
Interest expense, net	582	625	1,157	1,214
Income tax provision (benefit)	(80)	53	(20)	34
Depreciation and amortization	91	307	176	488
Change in allowance for doubtful accounts	27	22	(79)	1,008
Loss on patent litigation settlement	72	—	161	—
Stock-based and other non-cash compensation	369	801	1,297	1,519
Gain on debt forgiveness	(3,014)	—	(3,014)	—
Adjusted EBITDA	$(2,655)	$(2,889)	$(7,925)	$(6,441)

GAAP net loss attributable to common stockholders per share, basic and diluted	$—	$(0.12)	$(0.06)	$(0.31)
Deemed dividend on convertible preferred stock	—	—	—	—
GAAP net loss per share, basic and diluted	$—	$(0.12)	$(0.06)	$(0.31)
Adjustments:
Interest expense, net	—	0.02	0.01	0.03
Income tax provision (benefit)	—	—	—	—
Depreciation and amortization	—	0.01	—	0.01
Change in allowance for doubtful accounts	—	—	—	0.03
Loss on patent litigation settlement	—	—	—	—
Stock-based and other non-cash compensation	—	0.01	0.02	0.05
Gain on debt forgiveness	(0.02)	—	(0.02)	—
Adjusted EBITDA per share, basic and diluted	$(0.02)	$(0.08)	$(0.05)	$(0.19)